Exhibit 99.1




                                        For Immediate Release
                                        Date: April 17, 2003


                                        Contact: Ellie King, Assistant Secretary
                                                 630 Godwin Avenue
                                                 Midland Park, NJ 07432
                                                 201 - 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the First Quarter, 2003

Midland Park, NJ - April 17, 2003 - Stewardship Financial Corporation (OTC:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2003, of $853,000 or $0.43 basic earnings per share, an increase of 21.00% and 19.40% in net income and basic earnings per share respectively, as compared to net income of $705,000 or $0.36 per share for the same three (3) month period in 2002. Diluted earnings per share were $0.43 for the three (3) months ended March 31, 2003, an increase of 19.40% over the diluted earnings per share of $0.36 for the three (3) months ended March 31, 2002.

Stewardship Financial Corporation's total assets reached $338.0 million at March 31, 2003, compared to $281.4 million at March 31, 2002, resulting in growth of 20.1%. Total deposits were $307.3 million at March 31, 2003, compared to $257.6 million a year ago, resulting in growth of 19.3%. Total stockholders' equity increased 16.2% to $24.6 million at March 31, 2003, compared to $21.2 million a year ago.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the first quarter's net income of $893,000, which represents a 21.00% increase in net earnings over the first quarter last year. This increase is attributed to an increase in the Atlantic Stewardship Bank's average earning assets, combined with unusually strong earnings from an increase in residential mortgage production."

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, Wayne (2), New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses. Visit our website at www.asbnow.com for additional information regarding our products and services.

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                        Stewardship Financial Corporation
                              Financial Highlights
                                 (unaudited)
                      (In thousands, except per share data)


                                                     Three Months Ended
                                                         March 31,

                                                    2003         2002
                                                -------------------------
Selected Operating Data:
Total interest income                             $4,604         $4,266
Total interest expense                             1,180          1,318
                                                -------------------------
Net interest income before provision
     for loan loss                                 3,424          2,948
Provision for loan loss                              115             40
                                                -------------------------
Net interest income after provision
     for loan loss                                 3,309          2,908
Noninterest income                                   696            530
Noninterest expense                                2,694          2,376
                                                -------------------------
Income before income tax expense                   1,311          1,062
Income tax expense                                   458            357
                                                -------------------------
Net income                                         $ 853          $ 705
                                                =========================

Basic earnings per share                           $0.43          $0.36
Diluted earnings per share                         $0.43          $0.36



                                                        At March 31,
                                                  2003             2002
                                               ----------        --------
Selected Financial Data:
Total assets                                    $337,985         $281,393
Total loans                                      231,258          192,359
Allowance for loan losses                          2,788            2,640
Total deposits                                   307,288          257,643
Stockholders' equity                              24,638           21,212


                                               At or for the period ended
                                                        March 31,
                                                  2003             2002
                                               --------          --------
Selected Financial Ratios:
Annualized return on average assets (ROA)         1.03%            1.03%
Annualized return on average equity (ROE)        14.18%           13.65%
Equity to total assets                            7.29%            7.54%
Book value per share                            $12.42           $10.97

     All share data has been restated to include the effect of a 5% stock dividend paid in November, 2002.

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